Exhibit 99.1


                       (PINNACLE FINANCIAL PARTNERS LOGO)

FOR IMMEDIATE RELEASE

                              MEDIA CONTACT:      Tiffany Utsman  615-320-7532
                              FINANCIAL CONTACT:  Harold Carpenter  615-744-3700
                              WEBSITE:            www.mypinnacle.com


                    PINNACLE FINANCIAL COMPLETES $3.6 MILLION
                        PRIVATE PLACEMENT OF COMMON STOCK
             FIRM POSITIONED TO CONTINUE RAPID GROWTH AND EXPANSION

         NASHVILLE, Tenn. - October 1, 2001 - Pinnacle Financial Partners Inc. (OTC: PNFP), the holding company for Pinnacle National Bank, today announced that it has completed the private placement of $3.6 million of Company common stock.

         In connection with the private placement, the firm sold 402,000 shares at a price of $9.00 per share. Approximately 31 percent of the shares were sold to directors and officers of the firm and approximately 69 percent were sold to institutional and other accredited investors. The $9.00 share price represented a 23 percent premium to the most recent 30-day average adjusted closing price.

         "This additional capital is consistent with our long-term strategic plan for growth," said M. Terry Turner, president and CEO. "We are very pleased with the continuing confidence investors have in our firm."

         "When we opened a year ago, we identified a once-in-a-generation opportunity. The past year has validated our decision. Pinnacle has grown almost twice as fast as we originally projected," said Turner.

         During the last half of the year 2000, 85 commercial bank charters were granted in the United States. Given its October 27, 2000 start date, Pinnacle was the 55th of those 85 banks to open last year. According to FDIC report data as of March 31, 2001, Pinnacle had already climbed to third in terms of total assets, net-interest income and non-interest income.

         The firm plans to use the proceeds received from this offering to fund its continued growth and expansion in the Nashville market. The firm's subsidiary, Pinnacle National Bank, recently opened its third office in the Green Hills area of Nashville. Pinnacle is also beginning its search for a fourth location in the Rivergate/Hendersonville area where the firm anticipates opening an office sometime during 2002.

         Based in Nashville, Pinnacle Financial Partners was founded in March 2000 by prominent Nashville business leaders, including five former First American Corporation executives. The firm offers a full-range of banking and investment products to small and medium-sized businesses and their owner/managers. The firm operates offices in the downtown and Green Hills areas of Nashville and in Brentwood, Tennessee.

         Additional information concerning Pinnacle can be accessed at www.mypinnacle.com.

                                      # # #

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties included, but not limited to, general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.